Monarch Casino Reports 2009 Second Quarter Results

RENO, NV -- (Marketwire - July 22, 2009) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended June 30, 2009.

The Company reported net revenue of $34.5 million and EBITDA(1) of $6.4 million which were 2.5% lower and 1.3% higher, respectively, when compared with the second quarter of 2008. The Company announced quarterly income from operations of $3.3 million and diluted EPS of $0.11 which represent decreases of 25.3% and 31.3%, respectively, compared to the prior year's second quarter. Revenue generated in the casino department decreased by 6.0% while revenue from the food and beverage and hotel departments increased by 2.9% and 6.1%, respectively.

As a percentage of casino revenue, casino operating expense of 36.7% remained relatively flat with the prior year's second quarter of 36.1%. Increased food and beverage revenue, combined with a $68 thousand, or 1.5%, decrease in expense, drove the operating expense from that department as a percentage of revenue down from 48.2% in the second quarter of the prior year to 46.2% in the current quarter. Hotel operating expense as a percentage of hotel revenue decreased to 34.8% from the 35.5% reported in prior year's second quarter due primarily to the increase in hotel revenue partially offset by an increase in hotel operating expense of $80 thousand, or 4.0%.

The Company reported that selling, general and administrative expense decreased by approximately $568 thousand, or 4.4%, due to reductions in payroll, benefits, marketing, and other general expense, all of which were the result of various cost reduction programs, partially offset by higher bad debt and utilities expense. Depreciation expense increased by approximately $1.2 million, or 63.5%, over prior year's second quarter due to the completion of the Company's previously announced expansion, remodel and Atlantis Convention Center Skybridge capital projects.

During the quarter, the Company paid down $3.8 million of the balance outstanding under its credit facility which reduced the balance outstanding at June 30, 2009 to $52.1 million. Increased borrowing levels resulted in an increase in interest expense from the $131 thousand reported in prior year's second quarter to $571 thousand in the current quarter.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "The challenging economic environment we experienced throughout 2008 has continued though the first half of 2009. Even though we successfully increased revenue in our food and beverage and hotel departments, and increased our gaming market share, we could not overcome the erosion of the gaming market as a whole, the result of which was lower net revenue compared to the second quarter of 2008."

Mr. Farahi continued: "Despite the disappointing decline in net revenue, we are pleased with the reduction in expenses we achieved. With the implementation of numerous cost reduction programs, and the completion of our expansion and skybridge capital projects, we were able to drive selling, general and administrative expenses down throughout the Company, which allowed us to achieve an EBITDA level consistent with that of the prior year's second quarter and for that we are pleased."

In July of 2008, the Company completed and opened several new phases of an expansion project which include over 10,000 square feet, or approximately 20%, of new casino space on the first floor comprised of a significantly upgraded and expanded race and sports book, an enlarged and upgraded poker room and additional general gaming space. The casino expansion also includes the new "Manhattan deli," a New York deli-style restaurant, and a casino lounge. The expanded facilities on the second floor include approximately 27,000 square feet of new ballroom and convention space, in a seamless addition to the pre-expansion ballroom and meeting facilities, incorporating high end design and state-of-the-art audio-visual technology.

In November 2008, the Company completed and opened the Atlantis Convention Center Skybridge providing guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center. Next, in January 2009, the Company opened the final phase of the expansion project, Spa Atlantis, featuring an upscale atmosphere, amenities and treatments that are unique from any other offering in the Company's market. During construction of the expansion project, many of the pre-expansion areas of the Atlantis were remodeled to be consistent with the upgraded look and feel of the new facilities.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at www.monarchcasino.com.

                      MONARCH CASINO & RESORT, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (UNAUDITED)

                           Three Months Ended         Six Months Ended
                                June 30,                  June 30,
                        ------------------------  ------------------------
                            2009         2008         2009         2008
                        -----------  -----------  -----------  -----------

Revenues
 Casino                 $24,146,246  $25,672,907  $46,950,745  $49,428,857
 Food and beverage        9,826,213    9,547,395   19,419,281   19,308,615
 Hotel                    5,884,634    5,545,006   11,264,376   11,375,701
 Other                    1,140,138    1,185,503    2,273,588    2,417,572
                        -----------  -----------  -----------  -----------
  Gross revenues         40,997,231   41,950,811   79,907,990   82,530,745
Less promotional
 allowances              (6,541,873)  (6,607,046) (12,873,448) (12,913,587)
                        -----------  -----------  -----------  -----------
  Net revenues           34,455,358   35,343,765   67,034,542   69,617,158
                        -----------  -----------  -----------  -----------
Operating expenses
 Casino                   8,855,900    9,266,916   17,762,792   18,013,416
 Food and beverage        4,538,149    4,606,282    9,173,546    9,295,647
 Hotel                    2,047,251    1,967,720    4,053,171    4,073,093
 Other                      308,469      312,997      605,240      659,651
 Selling, general and
  administrative         12,309,904   12,877,513   23,929,626   25,981,613
 Depreciation and
  amortization            3,094,951    1,893,237    6,275,906    3,899,794
                        -----------  -----------  -----------  -----------
  Total operating
   expenses              31,154,624   30,924,665   61,800,281   61,923,214
                        -----------  -----------  -----------  -----------
  Income from
   operations             3,300,734    4,419,100    5,234,261    7,693,944
                        -----------  -----------  -----------  -----------
Other (expense) income
 Interest income             36,341       46,238       71,759      297,582
 Interest expense          (571,007)    (131,335)  (1,121,217)    (135,492)
                        -----------  -----------  -----------  -----------
  Total other (expense)
   income                  (534,666)     (85,097)  (1,049,458)     162,090
                        -----------  -----------  -----------  -----------
  Income before income
   taxes                  2,766,068    4,334,003    4,184,803    7,856,034
Provision for income
 taxes                     (968,150)  (1,531,100)  (1,464,725)  (2,751,100)
                        -----------  -----------  -----------  -----------
  Net income            $ 1,797,918  $ 2,802,903  $ 2,720,078  $ 5,104,934
                        ===========  ===========  ===========  ===========

Earnings per share of
 common stock
 Net income
  Basic                 $      0.11  $      0.16  $      0.17  $      0.29
  Diluted               $      0.11  $      0.16  $      0.17  $      0.29

Weighted average number
 of common shares and
 potential common shares
 outstanding
  Basic                  16,122,048   17,189,200   16,122,048   17,802,518
  Diluted                16,151,412   17,253,109   16,150,060   17,899,384

                       MONARCH CASINO & RESORT, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                                June 30,     December 31,
                                              -------------  -------------
                                                  2009           2008
                                              -------------  -------------
                  ASSETS                       (UNAUDITED)
Current assets
  Cash and cash equivalents                   $  11,026,479  $  11,756,900
  Receivables, net                                3,007,001      3,344,441
  Inventories                                     1,429,987      1,564,347
  Prepaid expenses                                2,841,640      2,851,872
  Deferred income taxes                             429,300        429,300
                                              -------------  -------------
    Total current assets                         18,734,407     19,946,860
                                              -------------  -------------
Property and equipment
  Land                                           12,162,522     12,162,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     133,674,917    133,332,232
  Building improvements                          10,435,062     10,435,062
  Furniture and equipment                       104,763,183     96,767,076
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                265,894,133    257,555,341
  Less accumulated depreciation and
   amortization                                (107,313,004)  (101,825,190)
                                              -------------  -------------
                                                158,581,129    155,730,151
Construction in progress                                  -      4,026,536
                                              -------------  -------------
    Net property and equipment                  158,581,129    159,756,687
Other assets, net                                 3,433,845      2,797,949
                                              -------------  -------------
  Total assets                                $ 180,749,381  $ 182,501,496
                                              =============  =============

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   2,500,000
  Accounts payable                                7,615,778     10,213,418
  Construction payable                                    -      5,404,372
  Accrued expenses                                8,591,667      8,940,110
  Federal income taxes payable                      958,461        233,736
                                              -------------  -------------
    Total current liabilities                    17,165,906     27,291,636
                                              -------------  -------------
Long-term debt, less current maturities          52,100,000     47,500,000
Deferred income taxes                             2,115,371      2,115,371
                                              -------------  -------------
    Total Liabilities                            71,381,277     76,907,007
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,122,048 outstanding at 6/30/09
   16,122,048 outstanding at 12/31/08               190,963        190,963
  Additional paid-in capital                     29,104,546     28,051,009
  Treasury stock, 2,974,252 shares at 6/30/09
   2,974,252 shares at 12/31/08, at cost        (48,943,359)   (48,943,359)
  Retained earnings                             129,015,954    126,295,876
                                              -------------  -------------
    Total stockholders' equity                  109,368,104    105,594,489
                                              -------------  -------------
    Total liability and stockholder's equity  $ 180,749,381  $ 182,501,496
                                              =============  =============

                     MONARCH CASINO & RESORT, INC.
              RECONCILIATION OF NET INCOME TO EBITDA (1)
                            (UNAUDITED)

                    Three Months Ended June 30,  Six Months Ended June 30,
                    --------------------------  --------------------------
                        2009          2008          2009          2008
                    ------------  ------------  ------------  ------------
Net income          $  1,797,918  $  2,802,903  $  2,720,078  $  5,104,934
Adjustments
  Provision for
   income taxes          968,150     1,531,100     1,464,725     2,751,100
  Interest expense       571,007       131,335     1,121,217       135,492
  Depreciation &
   amortization        3,094,951     1,893,237     6,275,906     3,899,794
  Interest income        (36,341)      (46,238)      (71,759)     (297,582)
                    ------------  ------------  ------------  ------------
EBITDA(1)(unaudited)$  6,395,685  $  6,312,337  $ 11,510,167  $ 11,593,738
                    ============  ============  ============  ============

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@monarchcasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@monarchcasino.com